Exhibit 10.22

CONFIDENTIAL

Memorandum of Understanding (MOU) between Rentech

Development Corporation and Baard Generation, L.L.C. For

the Co-Development of the Ashtabula and Coshocton poly-

generation plants

April 29, 2005

The purpose of this Memorandum of Understanding (MOU) is to set forth the understanding between the parties regarding Rentech Development Corporation’s (RDC), or its assigns, potential co-development opportunity with Baard Generation, L.L.C. (Baard) at its two Ohio projects.

Whereas Baard is currently developing two projects in Ohio, Ashtabula Clean Fuels, L.L.C. (Ashtabula) and Coshocton Clean Fuels L.L.C. (Coshocton) (individually the Project or jointly the Projects) for the purpose of selling FT Liquids to the Department of Defense and RDC is interested in jointly developing FT Liquid projects with Baard at these two sites or licensing FT technology to Baard at these two sites.

Whereas the parties would like to begin the process of co-developing a FT Liquids plant for each Project.

Whereas RDC has expertise, patents and technology to assist with the planning, development and optimization of the gasification of coal and co-production of FT fuels and fertilizers.

Whereas Baard has expressed interest in having RDC co-develop the Projects or licensing FT Technology to the Projects while Baard retains majority interest and leads the development efforts with its experience in project development and electrical power generation.

Whereas the parties to this Agreement desire and are willing to work with each other in defining and evaluating the opportunities, negotiating and structuring development agreements for each Project subject to mutual detailed evaluation of the potential Projects and due-diligence..

Co-Development Opportunities

The two development opportunities in Ohio have been previously planned as Integrated Coal Gasification and Combined Cycle plants (IGCC’s) by Baard.

The opportunities to modify the projects to FT Liquid production plants in addition to the IGCC facilities are being considered and RDC will work with Baard to evaluate the opportunities and define the Projects for each site while structuring a co-development agreement for each Project.

CONFIDENTIAL

The parties expect such evaluation to be completed with the Projects defined and the co-development agreement structured within six (6) months from the date of this MOU. [If a mutually acceptable co-development agreement can be reached and the evaluation and the due-diligence results are acceptable, a formal Co-Development Agreement will be negotiated and executed].

RDC and Baard will be investing significant time and money to perform the evaluation efforts and each will bring its expertise, time and experience to the project. The efforts to bring state or government funds to help finance the project development efforts have already been started by Baard and certain aspects will continue on as a joint effort.

Payment and compensation for the development and planning efforts

Both parties will absorb their individual costs for any efforts they expend and third party costs they incurred during this stage of the project, unless agreed otherwise in writing for special services.

Access and Information

Under confidentiality, both parties will provide each other with the documents and data necessary to complete any technical and business due-diligence as well as planning and Project definition work. RDC acknowledges and agrees that it is subject to the confidentiality agreement executed between Baard and Rentech, Inc., dated as of April 1, 2005.

Ownership interests

RDC will not have the right to negotiate for more than a 20% ownership interest in Baard’s share of the Projects.

Licensing Agreement

Provided that one or both of these Projects proceed to completion and become operational, and Baard establishes additional project locations in North America which may include RDC FT Fuels, fertilizers or other products, RDC agrees that licensing and other related commercial fees charged for their FT Technology in the Ohio projects shall be discounted 25% for each of these developments.

Termination

This MOU may be terminated: (i) at any time upon mutual written agreement of the parties; (ii) by either party upon timely written notification of the occurrence of a material

CONFIDENTIAL

adverse change, stating in such notice in reasonable detail the basis for such a determination; (iii) by either party if a definitive co-development agreement has not been negotiated and entered into within 180 days after the date hereof. In the event of termination, this MOU shall be without further force and effect, with the exception of the provisions of confidentiality.

Confidential Nature of Agreement

This MOU is subject to the confidentiality agreement executed between Baard and Rentech, Inc., dated as of April 1, 2005. Neither of the parties hereto shall (i) disclose all or any part of the same to any third-parties who reasonably need to have access to the confidential information for purposes of pursuing the transaction contemplated hereby and are aware of and have agreed in writing to abide by the terms of this Agreement, or (ii) use the same for any purpose other than in furtherance of such transactions. The provisions of this section shall not prohibit either party from making disclosures as required by law or order of any court or governmental authority having jurisdiction; however, such party shall, if possible, provide the disclosing party with prompt written notice of any such request or requirement prior to the disclosure of confidential information so that the disclosing party may seek a protective order or other appropriate remedy to prohibit or limit such disclosure.

Miscellaneous

A. Relationship. This MOU does not create a partnership, joint venture, agency or other legal entity with respect to the parties. Neither party makes any representation or warranties herein. This MOU does not obligate the parties to enter into any further agreements between the parties.

B. No License. No license or other interest in confidential information shall be deemed to have been granted hereunder by the disclosing party or any affiliates thereof.

C. Damages. Neither party hereto shall be liable to the other party for any special, consequential or indirect damages (including loss of profit or business interruptions) resulting from the breach of any of the provisions of this MOU.

D. Amendment. Any amendments to this Agreement must be in writing and signed by both parties.

E. Assignment. This Agreement shall not be assigned by either party without prior written consent of the other party.

F. Choice of Law. This Agreement is made and shall be constructed according to the laws of the State of Colorado without giving effect any provisions thereof relating to conflicts of law.

CONFIDENTIAL

G. Public Announcements. Neither party shall make any public announcement concerning the contemplated transaction or this Agreement without the prior written approval of the other party; provided, however, that after the consummation of the transaction, RDC may (i) disclose the transaction and related agreements in a public filing(s) with the Securities and Exchange Commission, and (ii) make such public announcements and disclosures concerning the transaction as it deems necessary.

AGREED AND ACCEPTED BY:

/s/ Richard O. Sheppard	Date: April 29, 2005
Rentech Development Corporation.

/s/ John A. Baaarsen	Date: April 29, 2005
Baard Generation, L.L.C.